Exhibit 11
RTW, INC. AND SUBSIDIARY
Statement Regarding Computation of Basic and Diluted Net Income Per Share

	For the three months		For the nine months
	ended:		ended:
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Basic weighted average shares outstanding	5,277,250	5,418,953	5,356,966	5,387,631

Stock options
Options at $10.75	—	—	207	—
Options at $9.95	—	—	2	—
Options at $9.87	—	475	—	158
Options at $9.50	452	352	472	208
Options at $8.81	5,229	7,070	5,325	4,991
Options at $8.75	125	110	128	89
Options at $6.50	2,690	4,582	2,582	4,322
Options at $6.45	—	3,714	188	3,508
Options at $6.18	51,223	53,731	52,222	52,139
Options at $6.00	28,664	41,526	27,793	39,606
Options at $4.50	2,571	2,527	2,580	2,462
Options at $3.80	15,952	15,742	15,993	15,438
Options at $3.13	5,702	8,687	5,713	8,562
Options at $2.60	1,881	2,986	1,884	6,006
Options at $2.20	8,421	15,712	11,055	15,571
Options at $2.19	38,628	48,452	39,761	56,795
Options at $1.98	19,747	48,598	21,092	54,364

Diluted weighted average shares outstanding	5,458,535	5,673,217	5,543,963	5,651,850

Net income ($000’s)	$951	$1,521	$3,439	$3,891

Net income per share:
Basic income per share	$0.18	$0.28	$0.64	$0.72
Diluted income per share	$0.17	$0.27	$0.62	$0.69

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